Exhibit 99.2

Series A Preferred Stock
Summary of Terms

Issuance Date	■ TBD
Purchaser	■ Green Equity Investors V, L.P., an affiliate of Leonard Green & Partners, L.P.
Amount	■ $425 million
Security	■ Series A Preferred Stock
Dividend Rate
■  8% per annum quarterly dividends payable either in cash or PIK, payable quarterly
■  After the third anniversary, 6% if stock price exceeds $17.75 for 20 consecutive trading days
■  After the third anniversary, 4% if stock price exceeds $23.12 for 20 consecutive trading days

Conversion	■ Converts to common stock at $14.50 per share 32% premium to closing price of $10.99 on November 4, 2008
Redemption Date	■ 12 years from date of issuance
Mandatory Redemption	■ Redeemable if stock price exceeds $28.50 for 20 consecutive trading days
Call Protection	■ Non-call for 5 years ■ Callable on or after Year 5 at 104%, on or after Year 6 at 102.7%, on or after Year 7 at 101.3%, and on or after Year 8 at 100%
Board Representation	■ Purchaser entitled to appoint two members to the Board of Directors, under specified conditions
Placement Fee	■ 1.5%
Other
■  Transfer restriction for 3 years
■  Customary anti-dilution protections
■  Issuer’s option to exchange into convertible debt, under specified conditions
■  Registration rights
■  Preemptive rights
■  Information rights

The shares of Series A Preferred Stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.